Exhibit 99.1

TBIO Transaction All Employee Email

August 3, 2021

To: Employee@translate.bio

Subject: Today’s Announcement

Dear Translate Bio Team,

I am writing to share some important and exciting news regarding the future of our company. A few moments ago, we announced that we have entered into a definitive agreement to be acquired by Sanofi for $38.00 per share in cash. Building on our existing partnership, this transaction will allow us to be even better positioned to leverage Sanofi’s vast global capabilities and resources to accelerate our pipeline and ultimately reach more patients, faster. More information can be found in the press release attached.

Since we started our partnership with Sanofi in 2018, we have moved two mRNA vaccine candidates through preclinical development to IND submission, and initiated Phase 1 clinical trials for COVID-19 and seasonal influenza. We have made significant progress in the development of our mRNA vaccines through this collaboration, demonstrating some of the key attributes of our mRNA platform, including speed, flexibility and scale. This transaction deepens our existing relationship, and we believe it will strengthen the team’s ability to bring innovative and life-changing medicines to patients. Sanofi’s diverse therapeutics portfolio can also further demonstrate the advantages of our technology in areas beyond vaccines, building on the pioneering work done over the last 10+ years at Translate Bio. In today’s announcement, Sanofi stated its goal is to unlock the potential of mRNA in other strategic areas such as immunology, oncology, and rare diseases in addition to vaccines.

While this is exciting, it is important to remember that this announcement is just the first step in a longer integration planning process, and many decisions have not yet been made. We are establishing a team that will include leaders from both companies to develop a detailed and thoughtful plan to bring our companies together and make the post-closing transition as seamless as possible. As we embark on this process, I want all of you to know that one of the main reasons Sanofi pursued this acquisition is because of our talented and dedicated employees. We are proud that Sanofi recognizes the strength of our people and capabilities, and we expect there will be many opportunities for growth as part of Sanofi.

Looking ahead, the transaction is expected to close in the third quarter of 2021. Until then, it remains business as usual for all of us at Translate Bio, and we will continue to operate as an independent, standalone company. It is important that we all remain focused on our day-to-day responsibilities. I recognize this will not always be easy or straightforward as we navigate this transition but we are committed to keeping you informed as we move forward in the transition process.

We will meet for a hybrid all-hands meeting today at 9 a.m. to discuss the announcement. Several senior leaders from Sanofi will also join via Zoom. I encourage onsite employees to join us in the 29 Hartwell cafeteria, and remote employees to join via the Zoom link in the calendar invite. In the meantime, I have attached a FAQ document to help with any immediate questions. If you have additional questions, please reach out to your supervisor or the People and Culture team. We will also take questions live during the all-hands meeting.

Announcements like this may lead to increased interest from outside parties, and it is very important that we speak with one voice. Please refer any inquiries to Teri Dahlman at tdahlman@translate.bio.

Lastly, this transaction is a testament to the success of our partnership with Sanofi to date, which is in large part due to the efforts of all of you, as well as the two companies’ shared belief in the potential and promise of our mRNA technology. Thank you very much for your hard work, dedication and commitment to our science and for putting people first through it all.

I am incredibly proud of what Translate Bio has achieved, and I’m excited to see what the future will bring. I hope you share our enthusiasm as we embark on this exciting next chapter.

All the best,

Ron

Forward-Looking Statements

This communication contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Sanofi’s and Translate Bio’s management each believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanofi and Translate Bio, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, risks related to Sanofi’s and Translate Bio’s ability to complete the acquisition on the proposed terms or on the proposed timeline, including the receipt of required regulatory approvals, the possibility that competing offers will be made, other risks associated with executing business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized, risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition, disruption from the proposed acquisition making it more difficult to conduct business as usual or to maintain relationships with customers, employees, manufacturers, suppliers or patient groups, and the possibility that, if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Sanofi’s shares could decline, as well as other risks related Sanofi’s and Translate Bio’s respective businesses, including the ability to grow sales and revenues from existing products and to develop, commercialize or market new products, competition, the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the FDA or the EMA, including decisions of such authorities regarding whether and when to approve any drug, device or biological application that may be filed for any product candidates as well as decisions regarding labelling and other matters that could affect the availability or commercial potential of any product candidates, the absence of a guarantee that any product candidates, if approved, will be commercially successful, the future approval and commercial success of therapeutic alternatives, Sanofi’s ability to benefit from external growth opportunities and to complete related transactions and/or obtain regulatory clearances, risks associated with Sanofi’s and Translate Bio’s intellectual property and any related pending or future litigation and the ultimate outcome of such litigation, trends in exchange rates and prevailing interest rates, volatile economic and market conditions, cost containment initiatives and subsequent changes thereto, and the impact that COVID-19 will have on Sanofi and Translate Bio and their respective customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on Sanofi’s and Translate Bio’s employees and on the global economy as a whole. Any material effect of COVID-19 on any of the foregoing could also adversely impact Sanofi and Translate Bio. This situation is changing rapidly and additional impacts may arise of which Sanofi and Translate Bio are not currently aware and may exacerbate other previously identified risks. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on companies’ consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the public filings with the U.S. Securities and Exchange Commission (the “SEC”) made by Sanofi and Translate Bio and the public filings with the Autorité des marchés financiers made by Sanofi, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Sanofi’s annual report on Form 20-F for the year ended December 31, 2020, and Translate Bio’s annual report on Form 10-K for the year ended December 31, 2020, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Sanofi and Translate Bio do not undertake any obligation to update or revise any forward-looking information or statements.

About the Offer

The tender offer for the outstanding shares of Company common stock referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the SEC, upon the commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Translate Bio will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. TRANSLATE BIO’S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TRANSLATE BIO’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Translate Bio’s stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi or Translate Bio. Copies of the documents filed with the SEC by Translate Bio will be available free of charge on Translate Bio’s internet website at www.translate.bio or by contacting Translate Bio’s Investor Relations Department at tdahlman@translate.bio. Copies of the documents filed with the SEC by Sanofi will be available free of charge on Sanofi’s internet website at https://en.sanofi.com/investors or by contacting Sanofi’s Investor Relations Department at ir@sanofi.com.

Additional Information

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sanofi files annual and special reports and other information with the SEC and Translate Bio files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Sanofi and Translate Bio at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Sanofi’s and Translate Bio’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.